Exhibit 16.3

April 2, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Paratek Pharmaceuticals, Inc., pertaining to our firm included under Item 9 of Form 10-K dated April 2, 2015, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Mayer Hoffman McCann, PC.